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                                                                EXHIBIT III


                          STOCK PURCHASE AGREEMENT


Stock Purchase Agreement, dated as of June 26, 1995 (the "Agreement"), by and between Electris Finance S.A. of Luxembourg, Luxembourg (EF) and Sedifo S.A. of Geneva, Switzerland (Sedifo).

WHEREAS Electris Finance S.A. is owner of 250,000 shares of common stock of John Fluke Mfg. Co., Inc. of the par value of twenty-five US Dollarcents (US$ 0.25) each (the "Fluke-Shares").

WHEREAS, Sedifo desires to purchase and EF desires to sell to Sedifo 250,000 Fluke-Shares (the "Shares").

NOW, THEREFORE, in consideration of the representations, warranties and agreements contained herein, the parties hereby agree as follows:

1.  STOCK PURCHASE

    Subject to the conditions contained herein, Sedifo hereby agrees to purchase and EF hereby agrees to sell to Sedifo the Shares for a price of US $ 41.75 per share, giving an aggregate consideration of US $ 10,437,500.-- (ten million four hundred thirty seven thousand and five hundred US Dollars).

    The transfer of the Shares under this Agreement shall take place on June 30, 1995 (Closing Date), whereas the payment of the Purchase Price shall be effected on July 7, 1995.

2.  REPRESENTATION AND WARRANTIES

    a)  EF represents and warrants as follows:

          i) EF has good and valid title to the Shares, free and clear of all claims, liens, security interests and encumbrances of any nature whatsoever,

         ii) EF has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder,

        iii) This agreement is a legally valid and binding obligation of EF, enforceable against EF in accordance with its terms.

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    b)  Sedifo hereby represents and warrants as follows:

          i) Sedifo has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

         ii) This Agreement is a legally valid and binding obligation of Sedifo, enforceable against Sedifo in accordance with its terms.

3.  CONDITIONS

    a) The obligations of EF are subject to the satisfaction on the Closing Date of the conditions that the representations and warranties made by Sedifo in this Agreement were true when made and shall be true as at Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date.

    b) The obligations of Sedifo are subject to the satisfaction on the Closing Date of the conditions that the representations and warranties made by EF in the Agreement were true when made and shall be true as at the Closing Date with the same force and effects if such representations and warranties were made at and as of the Closing Date.

4.  GENERAL

    This Agreement may not be modified except in writing document signed by both parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on June 26, 1995.


ELECTRIS FINANCE S.A.                     SEDIFO S.A.
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